Exhibit 99.1
FOR IMMEDIATE RELEASE
Assisted Living Concepts, Inc. Announces 2008 First Quarter Results;
Reports Improved Mix and Margins
MENOMONEE FALLS, WISCONSIN May 5, 2008
Highlights:
•	Private pay mix as a percent of revenue exceeds 90%

•	Adjusted EBITDAR as a percent of revenue exceeds 30%

•	Expansion program construction begins — on target for fourth quarter occupancy permits
Assisted Living Concepts, Inc. (“ALC”) (NYSE:ALC) reported net income of $4.1 million in the 2008 first quarter as compared to net income of $4.7 million in the 2007 first quarter.
Diluted earnings per common share for the first quarter of 2008 were $0.06 per share as compared to $0.07 per share for the first quarter of 2007.
“Despite lower same store overall occupancy, we improved revenues and adjusted EBITDAR through strategic acquisitions and cost reductions due to lower Medicaid occupancy,” commented Laurie Bebo, President and Chief Executive Officer of Assisted Living Concepts, Inc. “In addition, we are excited to announce we are in the construction phase of our expansion program and expect to begin occupying new additions by the fourth quarter of 2008. To date, costs are in line with our original estimates.”
Effective January 1, 2008, ALC completed the acquisition of the operations of BBLRG, LLC doing business as Cara Vita, consisting of eight assisted living residences and a total of 541 leased residences for a purchase price (including expenses) of $14.5 million. On January 1, 2008, the Cara Vita residences had 481 occupied units, all private pay. The properties associated with the residences are leased with an initial term expiring in March 2015 with three five-year renewal options. Results of the operations of the Cara Vita residences are included in the 2008 financial data beginning January 1, 2008. ALC does not anticipate making significant operational changes at the Cara Vita residences, however; certain general and administrative expenses are expected to be managed at reduced cost.
Certain non-GAAP financial measures are used in the discussions in this release in evaluating the performance of the business. See attached tables for definitions of adjusted EBITDA and adjusted EBITDAR, reconciliations of net income to adjusted EBITDA and adjusted EBITDAR, calculations of adjusted EBITDA and adjusted EBITDAR as a percentage of total revenues and non-GAAP reconciliation information.
As of March 31, 2008, ALC operated 216 assisted living residences representing 9,076 units.
Quarters ended March 31, 2008, December 31, 2007, March 31, 2007
Revenues of $60.2 million in the first quarter ended March 31, 2008,
•	increased $3.7 million or 6.6% from $56.5 million in the fourth quarter of 2007 and

•	increased $2.7 million or 4.7% from $57.5 million in the first quarter of 2007.
Adjusted EBITDA for the first quarter of 2008 was $13.3 million, 22.1% of revenues and
•	increased $0.9 million (6.8%) from $12.5 million and 22.1% of revenues in the fourth quarter of 2007 and

•	increased $0.3 million (1.9%) from $13.1 million and decreased from 22.7% of revenues in the first quarter of 2007.
Adjusted EBITDAR for the first quarter of 2008 was $18.2 million, 30.3% of revenues and
•	increased $2.2 million (13.7%) from $16.0 million and 28.4% of revenues in the fourth quarter of 2007 and

•	increased $1.5 million (8.7%) from $16.8 million and 29.2% of revenues in the first quarter of 2007.

First quarter ended March 31, 2008 compared to the fourth quarter ended December 31, 2007
Revenues in the first quarter of 2008 increased from the fourth quarter of 2007 primarily due to additional revenues from acquired residences ($4.4 million) and higher average daily revenue as a result of rate increases ($2.3 million), partially offset by a reduction in the number of units occupied by private pay residents ($1.4 million), the planned reduction in the number of units occupied by Medicaid residents ($1.0 million), and one less day in the 2008 quarter ($0.6 million).
Increased adjusted EBITDA and adjusted EBITDAR in the first quarter of 2008 as compared to the fourth quarter of 2007 resulted primarily from higher revenues as discussed above ($3.7 million) and a reduction in general and administrative expenses ($0.5 million) partially offset by increases in residence operations expenses ($2.0 million), and, for EBITDA, an increase in residence lease expense ($1.3 million). The reduction in general and administrative expenses was primarily related to decreases in salaries and benefits and non-repetitive consulting fees primarily associated with completion of work related to compliance with Sarbanes Oxley Section 404. Residence operations and residence lease expenses increased primarily from the Cara Vita acquisition, partially offset by cost reductions due to lower Medicaid occupancy.
First quarter ended March 31, 2008 compared to the first quarter ended March 31, 2007
Revenues in the first quarter of 2008 increased from the first quarter of 2007 primarily due to additional revenues from acquired residences ($5.1 million), higher average daily revenue as a result of rate increases ($4.0 million), and one additional day in the 2008 quarter ($0.6 million), partially offset by the planned reduction in the number of units occupied by Medicaid residents ($5.4 million), a reduction in the number of units occupied by private pay residents ($1.4 million), and revenue from leasing ALC’s corporate office ($0.2 million) in the 2007 period only.
Adjusted EBITDA and adjusted EBITDAR increased in the first quarter of 2008 primarily due to increased revenues discussed above ($2.7 million), partially offset by an increase in residence operations expenses ($1.1 million), an increase in general and administrative expenses ($0.1 million), and, for adjusted EBITDA, an increase in rental expense ($1.2 million). Residence operations and residence lease expenses increased primarily from the Cara Vita acquisition, partially offset by cost reductions due to lower Medicaid occupancy.
Share repurchase program
On December 14, 2006, ALC announced a share repurchase program for up to $20 million of its Class A common stock. On August 20, 2007 and December 18, 2007, ALC announced that its Board of Directors authorized increases to the stock repurchase program of $20 million and $25 million, respectively, bringing the total authorization to $65 million. In the first quarter of 2008, ALC repurchased 1.5 million shares of its Class A common stock at an aggregate cost of $9.1 million and an average price of $6.01 per share. Under the share repurchase program, ALC has repurchased in the aggregate 6.2 million shares of its Class A common stock at an aggregate cost of $48.2 million and an average price of $7.77 per share.
Expansion Program Update
As of the date of this release ALC has begun construction for the expansion units in its program to add 400 units onto existing ALC residences. We are awaiting construction bids on only a few projects. To date, cost estimates have been consistent with our original estimates of $125,000 per unit. Construction is expected to be completed during the second half of 2008.
Financing Activities
As of March 31, 2008 ALC had availability of $61million under its revolving credit facility.
Investor Call
ALC has scheduled a conference call for tomorrow, May 6, 2008, at 10:00 a.m. (Eastern Time) to discuss financial results for the first quarter. The toll-free number for the live call is 877-764-2008, or international 612-332-1020. A taped rebroadcast will be available approximately one hour following the live call until midnight on June 6, 2008. To access the rebroadcast of the call, dial 800-475-6701, or international 320-365-3844; the access code is 909438.

About Us
Assisted Living Concepts, Inc. and its subsidiaries operate 216 assisted living residences with capacity for over 9,000 residents in 20 states. ALC’s assisted living facilities typically consist of 40 to 60 units and offer residents a supportive, home-like setting and assistance with the activities of daily living. ALC employs approximately 4,800 people.
Forward-looking Statements
Statements contained in this release other than statements of historical fact, including statements regarding anticipated financial performance, business strategy and management’s plans and objectives for future operations including managements expectations about improving private payer mix, are forward-looking statements. These forward-looking statements generally include words such as “expect”, “intend”, “will”, “anticipate”, “believe”, “estimate”, “plan”, “strategy” or “objective.” Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied. In addition to the risks and uncertainties referred to in the release in connection with forward-looking statements, other risks and uncertainties are identified in ALC’s’ filings with United States Securities and Exchange Commissions and include, but are not limited to, the following: changes in the health care industry in general and the long-term senior care industry in particular because of political and economic influences; changes in regulations governing the industry and ALC’s compliance with such regulations; changes in government funding levels for health care services; resident care litigation, including exposure for punitive damage claims and increased insurance costs, and other claims asserted against ALC; ALC’s ability to maintain and increase census levels; ALC’s ability to attract and retain qualified personnel; the availability and terms of capital to fund ALC’s capital expenditures; changes in competition; and demographic changes. Given these risks and uncertainties, readers are cautioned not to place undue reliance on ALC’s forward-looking statements. All forward-looking statements contained in this report are necessarily estimates reflecting the best judgment of the party making such statements based upon current information. ALC assumes no obligation to update any forward-looking statement.
For further information, contact:
Assisted Living Concepts, Inc.
John Buono
Sr. Vice President, Chief Financial Officer and Treasurer
Phone: (262) 257-8999
Fax: (262) 251-7562
Email: jbuono@alcco.com
Visit ALC’s Website @ www.alcco.com

ASSISTED LIVING CONCEPTS, INC.
Consolidated Statements of Income
(In thousands, except earnings per share)

	Three Months Ended
	March 31,
	2008	2007

Revenues	$60,247	$57,521

Expenses:
Residence operations (exclusive of depreciation and amortization and residence lease expense shown below)	38,925	37,758
General and administrative	3,090	2,987
Residence lease expense	4,898	3,699
Depreciation and amortization	4,896	4,181
Transaction costs	—	56

Total operating expenses	51,809	48,681

Income from operations	8,438	8,840
Other expense:
Interest income	179	466
Interest expense	(2,083)	(1,681)

Income before income taxes	6,534	7,625
Income tax expense	(2,483)	(2,898)

Net income	$4,051	$4,727

Weighted average common shares:
Basic	64,545	69,482
Diluted	65,199	70,205
Per share data:
Basic earnings per common share	$0.06	$0.07

Diluted earnings per common share	$0.06	$0.07

Adjusted EBITDA (1)	$13,337	$13,083

Adjusted EBITDAR (1)	$18,235	$16,782

(1)	See attached tables for definitions of adjusted EBITDA and adjusted EBITDAR and reconciliations of net income to adjusted EBITDA and adjusted EBITDAR.

ASSISTED LIVING CONCEPTS, INC.
Consolidated Balance Sheets
(In thousands, except share and per share data)

	March 31,	December 31,
ASSETS	2008	2007
Current assets:	(Unaudited)
Cash and cash equivalents	$14,142	$14,066
Investments	3,608	4,596
Accounts receivable, less allowances of $971 and $992, respectively	3,555	3,746
Supplies, prepaid expenses and other current assets	7,325	6,733
Deferred income taxes	4,287	4,080

Total current assets	32,917	33,221
Property and equipment, net	395,554	395,141
Goodwill and other intangible assets, net	30,892	20,736
Restricted cash	3,800	8,943
Cash designated for acquisition	—	14,864
Other assets	3,440	3,336

Total assets	$466,603	$476,241

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,842	$7,800
Accrued liabilities	18,116	17,951
Deferred revenue	6,989	6,346
Accrued income taxes	127	198
Current maturities of long-term debt	26,260	26,543
Current portion of self-insured liabilities	300	300

Total current liabilities	59,634	59,138
Accrual for self-insured liabilities	1,028	941
Long-term debt	99,735	103,176
Deferred income taxes	7,822	9,008
Other long-term liabilities	9,523	9,444
Commitments and contingencies
Total Liabilities	177,742	181,707

Preferred Stock, par value $0.01 per share, 25,000,000 shares authorized, none issued or outstanding	—	—
Class A Common Stock, par value $0.01 per share, 400,000,000 shares authorized, 54,628,796 and 56,131,873 issued and outstanding, respectively	595	595
Class B Common Stock, par value $0.01 per share, 75,000,000 shares authorized, 8,717,573 and 8,727,458 issued and outstanding, respectively	100	100
Additional paid-in capital	313,551	313,548
Accumulated other comprehensive (loss) income	(524)	103
Retained earnings	23,369	19,318
Treasury stock at cost, Class A Common Stock 6,204,760 and 4,691,060 shares, respectively	(48,230)	(39,130)

Total Stockholders’ Equity	288,861	294,534

Total Liabilities and Stockholders’ Equity	$466,603	$476,241

ASSISTED LIVING CONCEPTS, INC.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2008	2007
OPERATING ACTIVITIES:
Net income	$4,051	$4,727
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,896	4,181
Amortization of purchase accounting adjustments for:
Leases and debt	(215)	(215)
Below market resident leases	—	(39)
Provision for bad debt	21	150
Provision for professional/general liability insurance	224	150
Payments for professional/general liability insurance	(126)	(143)
Deferred income taxes	2,101	551
Equity-based compensation expense	3	6
Changes in assets and liabilities:
Accounts receivable	170	65
Supplies, prepaid expenses and other current assets	(592)	350
Accounts payable	42	(1,014)
Accrued liabilities	(464)	(1,520)
Deferred revenue	643	1,962
Income taxes payable/receivable	290	2,461
Other non-current assets	5,039	887
Other long-term liabilities	176	353

Cash provided by operating activities	16,259	12,912

INVESTING ACTIVITIES:
Payment for acquisition	(14,524)	—
Cash designated for acquisition	14,864	—
Payments for new construction projects	(249)	(1,152)
Payments for purchases of property and equipment	(3,557)	(2,827)

Cash used in investing activities	(3,466)	(3,979)

FINANCING ACTIVITIES:
Capital contributions from Extendicare	—	73
Purchase of treasury stock	(9,100)	—
Repayment of revolving credit facility	(3,000)	—
Payments of long-term debt	(617)	(561)

Cash used in financing activities	(12,717)	(488)

Increase in cash and cash equivalents	76	8,445
Cash and cash equivalents, beginning of year	14,066	19,951

Cash and cash equivalents, end of period	$14,142	$28,396

Supplemental schedule of cash flow information:
Cash paid during the period for:
Interest	$2,172	$1,792
Income tax payments, net of refunds	96	(113)

ASSISTED LIVING CONCEPTS, INC.
Financial and Operating Statistics

All continuing residences*	Three months ended
	March 31,	December 31,	March 31,
	2008	2007	2007
Average Occupied Units by Payer Source
Private	5,631	5,316	5,219
Medicaid	873	1,032	1,741

Total	6,504	6,348	6,960

Occupancy Mix by Payer Source
Private	86.6%	83.7%	75.0%
Medicaid	13.4%	16.3%	25.0%

Percent of Revenue by Payer Source
Private	90.6%	88.1%	81.4%
Medicaid	9.4%	11.9%	18.6%

Average Revenue per Occupied Unit Day by Payer Source
Private	$106.51	$101.75	$99.18
Medicaid	$71.31	$70.97	$67.98
Combined	$101.79	$96.75	$91.38

Occupancy Percentage	71.7%	74.4%	83.7%
ASSISTED LIVING CONCEPTS, INC.
Financial and Operating Statistics

Same residence basis**	Three months ended
	March 31,	December 31,	March 31,
	2008	2007	2007
Average Occupied Units by Payer Source
Private	5,065	5,231	5,219
Medicaid	873	1,032	1,741

Total	5,938	6,263	6,960

Occupancy Mix by Payer Source
Private	85.3%	83.5%	75.0%
Medicaid	14.7%	16.5%	25.0%

Percent of Revenue by Payer Source
Private	89.7%	88.0%	81.4%
Medicaid	10.3%	12.0%	18.6%

Average Revenue per Occupied Unit Day by Payer Source
Private	$107.38	$102.22	$99.18
Medicaid	$71.31	$70.97	$67.98
Combined	$102.08	$97.07	$91.38
Occupancy Percentage	71.1%	75.0%	83.7%

**	Same residence basis excludes the impact of residents added from the acquisition of the 185 unit residence in Dubuque, Iowa purchased on July 20, 2008 and the Cara Vita Acquisition.

Weighted Average Basic and Diluted Shares
          The basic weighted average number of shares of common stock is based upon the number of shares of Class A and Class B common stock of ALC outstanding. For purposes of determining the diluted weighted average number of shares, the Class B shares were deemed to have been converted into Class A shares at the 1 to 1.075 conversion rate applicable to the Class B common stock. This resulted in an additional 0.7 million shares included in the fully diluted weighted average number of shares outstanding in both the quarters ended March 31, 2008 and 2007.
Non-GAAP Financial Measures
Adjusted EBITDA and Adjusted EBITDAR
          Adjusted EBITDA is defined as net income from continuing operations before income taxes, interest expense net of interest income, depreciation and amortization, equity based compensation expense, transaction costs and non-cash, non-recurring gains and losses, including disposal of assets and impairment of long-lived assets and loss on refinancing and retirement of debt. Adjusted EBITDAR is defined as adjusted EBITDA before rent expenses incurred for leased assisted living properties. Adjusted EBITDA and adjusted EBITDAR are not measures of performance under accounting principles generally accepted in the United States of America, or GAAP. We use adjusted EBITDA and adjusted EBITDAR as key performance indicators and adjusted EBITDA and adjusted EBITDAR expressed as a percentage of total revenues as a measurement of margin.
          We understand that EBITDA and EBITDAR, or derivatives thereof, are customarily used by lenders, financial and credit analysts, and many investors as a performance measure in evaluating a company’s ability to service debt and meet other payment obligations or as a common valuation measurement in the long-term care industry. Moreover, ALC’s revolving credit facility contains covenants in which a form of EBITDA is used as a measure of compliance, and we anticipate EBITDA will be used in covenants in any new financing arrangements that we may establish. We believe adjusted EBITDA and adjusted EBITDAR provide meaningful supplemental information regarding our core results because these measures exclude the effects of non-operating factors related to our capital assets, such as the historical cost of the assets.
          We report specific line items separately, and exclude them from adjusted EBITDA and adjusted EBITDAR because such items are transitional in nature and would otherwise distort historical trends. In addition, we use adjusted EBITDA and adjusted EBITDAR to assess our operating performance and in making financing decisions. In particular, we use adjusted EBITDA and adjusted EBITDAR in analyzing potential acquisitions and internal expansion possibilities. Adjusted EBITDAR performance is also used in determining compensation levels for our senior executives. Adjusted EBITDA and adjusted EBITDAR should not be considered in isolation or as a substitute for net income, cash flows from operating activities, and other income or cash flow statement data prepared in accordance with GAAP, or as a measure of profitability or liquidity. We present adjusted EBITDA and adjusted EBITDAR on a consistent basis from period to period, thereby allowing for comparability of operating performance.

Adjusted EBITDA and Adjusted EBITDAR Reconciliation Information
The following table sets forth a reconciliation of net income to adjusted EBITDA and adjusted EBITDAR:

	Three Months Ended
	March 31,
	2008	2007
	(In thousands, unaudited)
Net income	$4,051	$4,727
Provision for income taxes	2,483	2,898

Income from operations before income taxes	6,534	7,625
Add:
Depreciation and amortization	4,896	4,181
Interest expense, net	1,904	1,215
Transaction costs	—	56
Non-cash equity based compensation	3	6

Adjusted EBITDA	13,337	13,083
Add: Lease expense	4,898	3,699

Adjusted EBITDAR	$18,235	$16,782

The following table sets forth the calculations of adjusted EBITDA and adjusted EBITDAR as percentages of total revenue:

	Three Months Ended
	March 31,
	2008	2007
	(Dollars in thousands, unaudited)

Revenues	$60,247	$57,521

Adjusted EBITDA	$13,337	$13,083

Adjusted EBITDAR	$18,235	$16,782

Adjusted EBITDA as percent of total revenue	22.1%	22.7%

Adjusted EBITDAR as percent of total revenue	30.3%	29.2%